UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2020 (March 31, 2020)

GANNETT CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
703-854-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
 Emerging Growth Company  ☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2020, the Board of Directors of Gannett Co., Inc. (the “Company”) elected Douglas E. Horne, 49, as Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”) of the Company, effective April 7, 2020.

Mr. Horne served as Global Controller for The We Company from May 2019 until November of 2019. Mr. Horne formerly served as Senior Vice President and Deputy Controller of Warner Media LLC, formerly Time Warner Inc. (“Warner”), from September 2011 to December 2014, then as Senior Vice President, Controller and Principal Accounting Officer from January 2015 to April 2019. Prior to that, he spent 11 years with AOL Inc. (“AOL”), including as Vice President of Finance, Deputy Chief Financial Officer and Chief Accounting Officer. Mr. Horne was responsible for AOL’s world-wide accounting, financial planning, shared-services, tax and treasury functions. He was also instrumental in leading the financial efforts in the spin-off of AOL from Warner in 2009. Before joining AOL, Mr. Horne worked with Ernst & Young LLP in its Technology, Communications and Entertainment assurance practice, where he gained extensive international experience, working with clients in Asia and Europe. Mr. Horne is an honors graduate of Virginia Tech where he received a BS in Accounting.

The Company and Mr. Horne entered into an offer letter, dated March 25, 2020, that sets forth the terms and conditions of his employment.  The offer letter provides that Mr. Horne will receive an annual base salary of $600,000 and is eligible to participate in an annual cash incentive bonus plan beginning in fiscal year 2020.  Mr. Horne’s annual target bonus level for fiscal year 2020 will be 100% of his base salary, prorated for 2020 to reflect the period following the Effective Date.  For fiscal year 2020 only, the Company has agreed to guarantee that Mr. Horne will receive a prorated annual bonus.

The offer letter provides that, within 60 days following the Effective Date, Mr. Horne will receive an initial equity award grant for a number of shares of restricted stock calculated as $500,000, divided by an assumed per share price of $6.00 (rounded down to the nearest whole share, the “Initial Grant”), pursuant to one of the Company’s omnibus equity plans. The Initial Grant will vest in equal installments over three years on the anniversary of the grant date.  The offer letter also provides that Mr. Horne will be eligible for a long-term incentive compensation award target of 100% of his base salary with respect to fiscal year 2020, which will be comprised of restricted stock and will have terms and conditions as are determined by the Company as soon as practicable following the Effective Date.

The offer letter provides that if Mr. Horne’s employment is terminated by the Company other than for “cause” or is terminated by Mr. Horne for “good reason” (as such terms are defined in the Company’s 2015 Change in Control Severance Plan (the “Change in Control Plan”)), then, subject to his execution of release of claims and continued compliance with the provisions of the offer letter, Mr. Horne will be entitled to receive the sum of his annualized base salary and cash bonus for the most recently completed fiscal year, or, for 2020 only, the sum of his annualized base salary and target bonus for fiscal year 2020, payable in twenty-six equal bi-weekly installments on days coinciding with the Company’s scheduled payroll dates.

The offer letter additionally provides that Mr. Horne will be designated as a “Participant” in the Change in Control Plan. For purposes of the Change in Control Plan, (i) Mr. Horne’s “Multiplier” will be two (2), and (ii) if he is eligible to receive the severance benefits and amounts provided in Section 7(b) of the Change in Control Plan prior to January 1, 2021, then the “average annual bonus” described in clause (B) of “Annual Compensation” (within the meaning of Section 7(b)(ii) of the Change in Control Plan) will be equal to his target annual bonus.

The offer letter also provides that Mr. Horne will be subject to certain non-solicitation restrictions for 12 months following the termination of his employment for any reason.

The foregoing description of the terms of the offer letter with Mr. Horne is a summary of certain of its terms only and is qualified in its entirety by the full text of the offer letter filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01	Other Events.

On April 6, 2020, the Company issued a press release announcing the appointment of Mr. Horne as CFO and CAO. A copy of the press release is furnished herewith as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter Agreement, dated March 25, 2020, by and between Gannett Co., Inc. and Douglas E. Horne

99.1	Press Release, dated April 6, 2020

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GANNETT CO., INC.

Date: April 6, 2020	By:	/s/ Ivy Hernandez
Ivy Hernandez
Secretary